Exhibit 10.34
2013 DIRECTORS ANNUAL COMPENSATION PROGRAM
AXIS Capital Holdings Limited (the “Company”) has established the 2013 Directors Annual Compensation Program (the “Program”) to compensate the directors of the Company for their service to the Board of Directors (the “Board”) and its committees. The terms of the Program are as set forth herein.
1.Eligibility. Any member of the Board who is not an employee of the Company or any of its subsidiaries shall be entitled to the compensation specified herein and shall be a “Participant” in the Program from and after January 1, 2013 or, if later, the date on which such person becomes a member of the Board and is otherwise eligible to participate in the Program.

2.Cash Compensation. Each Participant shall be entitled to a cash amount determined annually by the Board, in consultation with the Compensation Committee of the Board (the “Committee”), and as set forth on Attachment A hereto, consisting of an annual retainer and meeting fees based on the number of committee meetings held during the fiscal year, the number of presentations by the Company at which members of the Board are requested to attend and whether the Participant serves as a chairman of a committee or as the lead independent director.

3.Election of Common Shares in Lieu of Cash. Participants may elect to receive common shares of the Company in lieu of all or 50% of the annual retainer and other fees otherwise payable to them by notifying the Company of such election prior to January 1 of the year for which the election will be effective. The number of common shares issued to Participants pursuant to such election will be based on the closing fair market value of the shares of the Company's common stock on the tenth trading day in January of each year.

4.Payment. Prior to January 31, Participants shall receive a lump sum payment of the annual retainer for that year (or, in the case of any person who becomes a Participant after January 31 of a fiscal year, as soon as practicable after the date on which such person becomes a participant, pro rated as provided in Attachment A). Also prior to January 31, Participants shall receive a lump sum payment of the meeting fees, committee chair fees and lead independent director fee for the prior fiscal year or, if earlier, within 60 days after retiring or resigning from the Board.

5.Interpretation of Program. The Committee shall have the authority to administer and to interpret the Program. Any such determinations or interpretations made by the Committee shall be binding on all Participants.

6.Governing Law. The Program shall be governed by the laws of Bermuda.

7.Successors. All obligations of the Company under the Program shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.

8.Amendment and Termination. This Program may be amended or terminated at any time by the Board; provided, that no amendment shall be given effect to the extent that it would have the effect of reducing a Participant's existing awards under the Program.

ATTACHMENT A
AXIS CAPITAL HOLDINGS LIMITED
NON-EMPLOYEE DIRECTOR COMPENSATION
(effective as of January 1, 2013)

Cash Compensation

1)
Annual retainer of $200,000 for all non-employee directors serving on the Board as of January 1, 2013. Members of the Board who become Participants after January 1 of any year shall be entitled to a pro-rated amount based on months of service in that year, with eligibility for the full annual retainer commencing as of January 1 of the subsequent year.

2)	Committee Chairs receive the following additional annual cash payments:

Committee Chair	Annual Payments
Corporate Governance and Nominating Committee	$7,500
Risk Committee	$10,000
Finance Committee	$10,000
Compensation Committee	$10,000
Audit Committee	$30,000

3)	The Lead Independent Director receives an additional annual cash payment of $15,000.

4)	Fees for attendance at meetings as follows:

Type of Meeting	Attendance Fee
Committee meetings	$1,500

Equity Compensation in lieu of Cash

Each non-employee director may elect to receive all or 50% of their annual retainer and other fees in shares of the Company's common stock, based on the closing fair market value of the common shares as of the tenth trading day in January of each year, pursuant to a Participation Agreement for the current plan year.

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